EXHIBIT 2.2

                                 March 31, 1999

BY TELECOPIER

Supreme International Corp.
3000 N.W. 107 Avenue
Miami, Florida 33172
Attention: Mr. George Feldenkreis

         Re: Amendment to the Stock Purchase Agreement ("Purchase Agreement"), dated as of January 28, 1999, by and among (i) Supreme International Corporation, a Florida corporation ("Purchaser"), and (ii) Christopher C. Angell, Barbara Gallagher and Morgan Guaranty Trust Company of New York, as Trustees of the PEI Trust created under Par. E. of Article 3 of the Agreement dated November 19, 1985, as amended January 27, 1986 (collectively, "Seller")

Ladies and Gentlemen:

         Reference is hereby made to the Purchase Agreement referred to above. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement. Pursuant to Section 8.5 of the Purchase Agreement, Purchaser and Seller hereby agree to amend the Purchase Agreement in the following manner.

         1. The accounts receivable amount due and owing to Perry Ellis International Inc. from Parllux Fragrances, Inc. in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be considered as a current asset on the Closing Date for the determination of the Net Working Capital Amount in connection with the calculation of the Purchase Price pursuant to Section 1 of the Purchase Agreement.

         2. Deleting from the third line of Section 7.1(d) the date "April 5, 1999" and by inserting in lieu thereof the date "April 7, 1999."

Except as expressly modified herein, the Purchase Agreement remains unchanged and in full force and effect subject to its terms.

         If the foregoing correctly sets forth our understanding, please sign the counterpart copy of this letter in the space provided below.

                         Very truly yours,

                         /s/ CHRISTOPHER C. ANGELL
                         ------------------------------------------------
                         Christopher C. Angell, As Trustee of
                         the PEI Trust created under Par. E. of Article 3 of the Agreement dated November 29, 1985, as amended January 27, 1986

                         -------------------------------------------------
                         Barbara Gallagher, as Trustee of
                         the PEI Trust created under Par. E. of Article 3 of the Agreement dated November 19, 1985, as amended January 27, 1986

                         MORGAN GUARANTY TRUST COMPANY OF
                         NEW YORK, as Trustee of the PEI Trust
                         created under Par. E. of Article 3 of the Agreement dated November 19, 1985, as amended January 27, 1986

                         By: /s/ PATRICK A. DEVANNEY
                            ------------------------------------------------
                            Name:  PATRICK A. DEVANNEY
                            Title: VICE PRESIDENT

ACCEPTED AND AGREED
AS OF THE 31ST DAY OF MARCH, 1999

SUPREME INTERNATIONAL CORPORATION

By: /s/ GEORGE FELDENKREIS
   --------------------------------------------------
   Name:  George Feldenkreis
   Title: Chairman